Exhibit 99.1

Contact:	Miles Goda

Director of Investor Relations

(206) 613-0826

WatchGuard Announces Resignation of Jim Cady

Steve Moore, Co-Founder of WatchGuard, to Serve as Interim CEO

Seattle, Washington – December 23, 2003. WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading provider of Internet security solutions, today announced the resignation of Jim Cady as President, Chief Executive Officer, and Chairman of the Board, effective immediately. Mr. Cady will be leaving WatchGuard. Steve Moore, the former Executive Vice President, as well as a co-founder and current board member, will serve as Interim CEO.

“We would like to thank Jim for his years of service to WatchGuard and we wish him all the best,” said Steve Moore. “WatchGuard is at an exciting stage in its growth and development. I believe WatchGuard is well-positioned to continue to grow and offer industry-leading products and services, and I intend to work to with the management team to execute on our strategic plan in the short-term while we search for a new chief executive.”

“It is a difficult decision to leave the company, but after careful consideration my family and I have decided to remain in Portland, Oregon from where I have been commuting for the past two and a half years,” said Jim Cady. “I continue to be optimistic about WatchGuard’s future business opportunities as they aggressively pursue the SME security market.”

About WatchGuard Technologies, Inc.

WatchGuard is a leading provider of Internet security solutions for small- to medium-sized enterprises worldwide, delivering integrated products and services that are robust as well as easy to buy, deploy and manage. WatchGuard Firebox security appliances are designed to deliver powerful firewall and VPN performance, outstanding security, intrusion prevention and networking features, scalability and flexibility in an affordable, integrated solution. Every WatchGuard product comes with an initial subscription to the company’s innovative LiveSecurity service, which is designed to protect customers against constantly emerging threats by providing timely systematic updates, security intelligence and expert information. As a recent addition to its suite of security solutions, the company now offers customers the WatchGuard AuditScan service, powered by Qualys, a vulnerability assessment service that provides another layer of proactive perimeter protection to complement the security appliance. For more information, please call (206) 521-8340 or visit www.watchguard.com.

WatchGuard, LiveSecurity, Firebox and AuditScan are either registered trademarks or trademarks of WatchGuard Technologies, Inc. or its subsidiaries in the United States and/or other countries. Qualys is a trademark of Qualys, Inc. All other trademarks are the property of their respective owners.